Demand Media Reports Fourth Quarter and Fiscal 2012 Results
•Record Fourth Quarter and 2012 Revenue and Revenue ex-TAC(1)
•Q4 and 2012 Adj. EBITDA(1) Growth Each Exceed 20% to $29.4M and $103.4M
•Q4 and 2012 Adj. EPS(1) Grow 50% and 56%
•Company Announces Plan to Explore its Separation into Two Public Companies

SANTA MONICA, CA - February 19, 2013 - Demand Media, Inc. (NYSE: DMD), a leading digital media and domain services company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2012.

"We finished the year on a high note, posting record fourth quarter results and completing our fifth consecutive year of record revenue and Adjusted EBITDA,” said Richard Rosenblatt, Chairman and CEO of Demand Media.  "We improved content quality and diversified our distribution channels by successfully revamping our content platform in 2012, and are now prepared to significantly increase our content investments in 2013. In addition, we became a leader in the generic Top Level Domain opportunity, due to substantial investments we made in 2012. We plan to increase this investment ahead of the expected launch later this year.”

Rosenblatt added: "As a result of these two different growth opportunities, we also announced today that our Board of Directors has authorized a plan to explore the separation of our business into two independent publicly-traded companies via a tax-free spin-off. If approved, the separation will facilitate better operational and strategic flexibility, enabling each business to focus on its distinct priorities and growth opportunities."

Financial Summary
In millions, except per share amounts
	Three months ended December 31,			Year ended December 31,
	2011	2012	Change	2011	2012	Change
Total Revenue	$84.4	$103.1	22%	$324.9	$380.6	17%

Content & Media Revenue ex-TAC(1)	$49.9	$62.3	25%	$193.0	$227.0	18%
Registrar Revenue	31.4	34.5	10%	119.4	134.2	12%
Total Revenue ex-TAC(1)	$81.3	$96.8	19%	$312.4	$361.1	16%

Income (loss) from Operations	$(4.8)	$6.1	NA	$(13.1)	$8.7	NA
Adjusted EBITDA(1)	$23.7	$29.4	24%	$86.0	$103.4	20%
Net income (loss)	$(6.4)	$4.7	NA	$(18.5)	$6.2	NA
Adjusted net income(1)	$6.8	$10.8	60%	$21.9	$34.3	57%

EPS - diluted	$(0.08)	$0.05	NA	$(0.27)	$0.07	NA
Adjusted EPS(1)	$0.08	$0.12	50%	$0.25	$0.39	56%

Cash Flow from Operations	$27.2	$26.0	(4)%	$85.3	$91.0	7%
Free Cash Flow(1)(2)	$18.3	$17.1	(7)%	$19.5	$62.3	219%

(1) These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables. Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. Reconciliations for both measures are available on the investor relations section of the Company's website.
(2) In 2012, the Company invested $18.2 million in generic Top Level Domain ("gTLD") applications, which did not impact its recurring Free Cash Flow metric.

Q4 2012 Financial Summary:

•
Content & Media revenue ex-TAC grew 25% year-over-year, driven by 24% page view growth on the Company's owned & operated properties as well as 37% growth in network RPMs ex-TAC, reflecting higher revenue from network content partners.

•	Registrar revenue grew 10% year-over-year, driven by an increase in the number of domains on our platform, due primarily to growth from new partners.

•
Adjusted EBITDA increased 24% year-over-year, resulting in 110 basis points of margin expansion to 30.3% of Revenue ex-TAC. This improvement was driven by the growth in higher margin Content & Media revenue and operating leverage.

“In 2012 we generated over $60 million of free cash flow, which more than funded our acquisition of Name.com and the repurchase of nearly $9 million of our common stock,” said Demand Media's CFO Mel Tang.  "We plan to continue reinvesting our strong cash flows into long-term growth opportunities, such as our gTLD initiative as well as growing and diversifying our content offerings.”

Business Highlights:
•Demand Media ranked as a top 20 US web property throughout 2012, and ranked #13 in January 2013.(1)

•	Demand Media reached more than 125 million unique visitors worldwide in January 2013.(1)

•	eHow.com ranked as the #12 website in the US, with 62.0 million unique users in January 2013.(1)

•	LIVESTRONG.COM/eHow Health ranked as the #3 Health property in the US in January 2013.(1)

•	Cracked ranked as the #1 Humor property in the US in January 2013.(1)

•	On December 31, 2012, Demand Media acquired retail registrar Name.com, expanding its registrar platform as it prepares for the historic release of new gTLDs.

•
During the fourth quarter of 2012, Demand Media repurchased approximately 572,000 shares of common stock for $4.9 million under its Board-authorized $50.0 million share repurchase program.  To date, the Company has repurchased approximately 4.0 million shares of common stock for $30.8 million.

•	On February 19, 2013, the Company announced that its Board of Directors has authorized a plan to explore the separation of its business into two distinct publicly traded companies.

(1)    Source: comScore.

Operating Metrics:

	Three months ended December 31,			Year ended December 31,
	2011	2012	% Change	2011	2012	% Change
Content & Media Metrics:
Owned and operated
Page views(1) (in millions)	2,696	3,354	24%	10,378	13,192	27%
RPM(2)	$14.53	$14.55	—%	$15.14	$13.53	(11)%

Network of customer websites
Page views(1)(in millions)	4,935	4,530	(8)%	17,436	18,989	9%
RPM(2)	$2.81	$4.38	56%	$2.77	$3.58	29%
RPM ex-TAC(3)	$2.18	$2.98	37%	$2.06	$2.55	24%

Registrar Metrics:
End of Period # of Domains(4) (in millions)	12.7	13.7	8%	12.7	13.7	8%
Average Revenue per Domain(5)	$10.08	$10.09	—%	$10.08	$10.19	1%
____________________

(1)
Page views represent the total number of web pages viewed across (a) our owned and operated websites and/or (b) our network of customer websites, to the extent that the viewed customer web pages host the Company's monetization, social media and/or content services.

(2)	RPM is defined as Content & Media revenue per one thousand page views.

(3)	RPM ex-TAC is defined as Content & Media Revenue ex-TAC per one thousand page views.

(4)	Domain is defined as an individual domain name paid for by a third-party customer where the domain name is managed through our Registrar service offering.

(5)
Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

Beginning July 1, 2011, the number of net new domains has been adjusted to include only new registered domains added to our platform for which the Company has recognized revenue. Excluding the impact of this change, average revenue per domain during the three months and year ended December 31, 2012 would have increased 1% and decreased 4%, respectively, compared to the corresponding prior-year periods.

Q4 2012 Operating Metrics:

•	Owned & Operated page views increased 24% year-over-year, driven primarily by strong traffic growth on eHow.com and LIVESTRONG.COM. Owned & Operated RPMs were relatively flat year-over-year.

•
Network page views decreased 8% year-over-year to 4.5 billion, due primarily to lower traffic from our social media partners. Network RPM ex-TAC increased 37% year-over-year, reflecting higher revenue from our growing network of content partners, primarily YouTube.

•
End of period domains increased 8% year-over-year to 13.7 million, driven primarily by the addition of higher volume customers and continued growth from existing resellers, with average revenue per domain flat year-over-year.

Business Outlook
The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

Excluding $5 to $10 million of estimated expenses in 2013 associated with the formation of the Company's gTLD initiative, the Company's guidance for the first quarter ending March 31, 2013 and fiscal year ending December 31, 2013 is as follows:
First Quarter 2013

•	Revenue in the range of $100.0 - $102.0 million

•	Revenue ex-TAC in the range of $94.0 - $96.0 million

•	Adjusted EBITDA in the range of $23.5 - $25.5 million

•	Adjusted EPS in the range of $0.07 - $0.08 per share

•	Weighted average diluted shares 89.0 - 90.0 million

Full Year 2013

•	Revenue in the range of $435.0 - $443.0 million

•	Revenue ex-TAC in the range of $410.0 - $418.0 million

•	Adjusted EBITDA in the range of $110.0 - $115.0 million

•	Adjusted EPS in the range of $0.39 - $0.43 per share

•	Weighted average diluted shares 89.0 - 91.0 million

Conference Call and Webcast Information
Demand Media will host a corresponding conference call and live webcast at 5:00 p.m. Eastern time today. To access the conference call, dial 877.565.1268 (for domestic participants) or 937.999.3108 (for international participants). The conference ID is 90583374. To participate on the live call, analysts should dial-in at least 10-minutes prior to the commencement of the call. A live webcast also will be available on the Investor Relations section of the Company's corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below. The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliation of Non-GAAP Measures to Unaudited Consolidated Statements of Operations” included at the end of this release.
Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. While the dollar value of each measure is the same, a comparison of the historical reconciliation of both measures is provided in our supplemental financial schedules posted on the investor relations section of our corporate website at
http://ir.demandmedia.com. The non-GAAP financial measures presented in this release are the primary measures used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is the primary measure used by the compensation committee of the Company's board of directors to establish the funding targets for and fund its annual bonus pool for the Company's employees and executives. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (TAC). TAC comprises the portion of Content & Media GAAP revenue shared with the Company's network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company's underlying revenue performance of its Content & Media service offering.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) before income tax expense, other income (expense), interest expense (income), depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, expenditures related to the separation of Demand Media into two distinct publicly traded companies, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company's ongoing operating results or future outlook.

Management believes that these non-GAAP financial measures reflect the Company's business in a manner that allows for meaningful period to period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period to period comparisons of the Company's underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company's media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share is defined by the Company as Adjusted Net Income divided by the weighted average number of shares outstanding. Adjusted Net Income is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of intangible assets removed from service, acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, expenditures related to the separation of Demand Media into two distinct publicly traded companies, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company's ongoing operating results or future outlook.

Management believes that Adjusted Net Income and Adjusted Earnings Per Share provide investors with additional useful information to measure the Company's underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company's statutory tax rate.

Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, the formation expenses directly related to its gTLD initiative, and expenditures related to the separation of Demand Media into two distinct publicly traded companies, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as Discretionary Free Cash Flow less investments in intangible assets and is not impacted by gTLD application payments, which were $18.2 million in 2012. Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company's underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company's ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company's operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media
Demand Media, Inc. (NYSE: DMD) is a leading digital media and domain services company that informs and entertains one of the internet's largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers, individuals and businesses to expand their online presence. Headquartered in Santa Monica, CA, Demand Media has offices in North America, South America and Europe. For more information about Demand Media, please visit www.demandmedia.com.

Cautionary Information Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company's future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties include, among others: our ability to complete a separation of our business as announced herein and unanticipated developments that may delay or negatively impact such a transaction; the possibility that we may decide not to proceed with the separation of our business as announced herein if we determine that alternative opportunities are more favorable to our stockholders; the possibility that we decide to separate our business in a manner different from that disclosed herein; the impact and possible disruption to our operations from pursuing such a separation transaction announced herein; our ability to retain key personnel; the high costs we will likely incur in connection with such a transaction, which we would not be able to recoup if such a transaction is not consummated; the expectation that the transaction announced herein will be tax-free; revenue and growth expectations for the two independent companies following the separation of our business; the ability of each business to operate as an independent entity upon completion of such a transaction; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned and operated websites and the websites of our network customers; changes in our content creation and distribution platform, including the possible repurposing of content to alternate distribution channels, reduced investments in intangible assets or the sale or removal of content; our ability to successfully launch, produce and monetize new content formats; the inherent challenges of estimating the overall impact on page views and search driven traffic to our owned and operated websites based on the data available to us as internet search engines continue to make adjustments to their search algorithms; our ability to compete with new or existing competitors; our ability to maintain or increase our advertising revenue; our ability to continue to drive and grow traffic to our owned and operated websites and the websites of our network customers; our ability to effectively monetize our portfolio of content; our dependence on material agreements with a specific business partner for a significant portion of our revenue; future internal rates of return on content investment and our decision to invest in different types of content in the future, including premium video and other formats of text content; our ability to attract and retain freelance creative professionals; changes in our level of investment in media content intangibles; the effects of changes or shifts in internet marketing expenditures, including from text to video content as well as from desktop to mobile content; the effects of shifting consumption of media content from desktop to mobile; the effects of seasonality on traffic to our owned and operated websites and the websites of our network customers; our ability to continue to add partners to our registrar platform on competitive terms; our ability to successfully pursue and implement our gTLD initiative; changes in stock-based compensation; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; changes in tax laws, our business or other factors that would impact anticipated tax benefits or expenses; our ability to successfully identify, consummate and integrate acquisitions; our ability to retain key customers and key personnel; risks associated with litigation; the impact of governmental regulation; and the effects of discontinuing or discontinued business operations. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. More information about potential risk factors that could affect our operating and financial results are contained in our annual report on Form 10-K for the fiscal year ending December 31, 2011 filed with the Securities and Exchange Commission (http://www.sec.gov) on February 24, 2012, and as such risk factors may be updated in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations.

Furthermore, as discussed above, the Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #
(Tables Follow)
Contacts
Investor Contact:                 Media Contact:
Julie MacMedan                 Kristen Moore
Demand Media                 Demand Media
(310) 917-6485                 (310) 917-6432
Julie.MacMedan@demandmedia.com     Kristen.Moore@demandmedia.com

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Revenue	$84,415	$103,142	$324,866	$380,578
Operating expenses
Service costs (exclusive of amortization of intangible assets shown separately below) (1) (2)	40,198	48,865	155,830	181,018
Sales and marketing (1) (2)	9,325	12,823	37,394	46,501
Product development (1) (2)	9,462	9,719	38,146	40,708
General and administrative (1) (2)	13,803	16,171	59,451	63,025
Amortization of intangible assets	16,393	9,460	47,174	40,676
Total operating expenses	89,181	97,038	337,995	371,928
Income (loss) from operations	(4,766)	6,104	(13,129)	8,650
Other income (expense)
Interest income	4	8	56	42
Interest expense	(151)	(157)	(861)	(622)
Other income (expense), net	(75)	(34)	(413)	(111)
Total other expense	(222)	(183)	(1,218)	(691)
Income (loss) before income taxes	(4,988)	5,921	(14,347)	7,959
Income tax expense	(1,438)	(1,172)	(4,177)	(1,783)
Net (loss) income	$(6,426)	$4,749	$(18,524)	$6,176
		—
(1) Stock-based compensation expense included in the line items above:
Service costs	$711	$679	$2,052	$2,820
Sales and marketing	1,416	1,597	4,857	6,118
Product development	1,364	1,283	5,013	6,452
General and administrative	3,263	3,823	16,934	15,978
Total stock-based compensation expense	$6,754	$7,382	$28,856	$31,368
(2) Depreciation included in the line items above:
Service costs	$3,770	$3,663	$16,075	$14,452
Sales and marketing	127	108	423	453
Product development	308	238	1,466	1,025
General and administrative	861	1,025	2,994	3,728
Total depreciation	$5,066	$5,034	$20,958	$19,658

Income (loss) per common share:
Net income (loss)	$(6,426)	$4,749	$(18,524)	$6,176
Cumulative preferred stock dividends (3)	—	—	(2,477)	—
Net income (loss) attributable to common stockholders	$(6,426)	$4,749	$(21,001)	$6,176

Net income (loss) per share - basic	(0.08)	0.06	(0.27)	0.07
Net income (loss) per share - diluted	(0.08)	0.05	(0.27)	0.07

Weighted average number of shares - basic	83,592	86,140	78,646	84,553
Weighted average number of shares - diluted	83,592	88,444	78,646	87,237
____________________

(3)	As a result of the Company’s initial public offering which was completed on January 31, 2011, all shares of the Company’s preferred stock were converted to common stock.

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2011	December 31, 2012
Current assets
Cash and cash equivalents	$86,035	$102,933
Accounts receivable, net	32,665	45,517
Prepaid expenses and other current assets	8,656	6,041
Deferred registration costs	50,636	57,718
Total current assets	177,992	212,209

Property and equipment, net	32,626	35,467
Intangible assets, net	111,304	91,061
Goodwill	256,060	267,034
Deferred registration costs	9,555	11,320
Other long-term assets	2,566	20,906
Total assets	$590,103	$637,997

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$10,046	$10,471
Accrued expenses and other current liabilities	33,932	40,489
Deferred tax liabilities	18,288	18,892
Deferred revenue	71,109	75,142
Total current liabilities	133,375	144,994
Deferred revenue	14,802	15,965
Other liabilities	1,660	4,847
Total liabilities	149,837	165,806

Stockholders’ equity (deficit)
Common stock and additional paid-in capital	528,042	562,703
Treasury stock	(17,064)	(25,932)
Accumulated other comprehensive income	59	15
Accumulated deficit	(70,771)	(64,595)
Total stockholders’ equity (deficit)	440,266	472,191
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$590,103	$637,997

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Cash flows from operating activities:
Net income (loss)	$(6,426)	$4,749	$(18,524)	$6,176
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,459	14,494	68,132	60,334
Stock-based compensation	6,741	7,382	28,730	31,368
Other	1,128	1,134	3,491	1,717
Net change in operating assets and liabilities, net of effect of acquisitions	4,322	(1,722)	3,520	(8,612)
Net cash provided by operating activities	27,224	26,037	85,349	90,983

Cash flows from investing activities:
Purchases of property and equipment	(4,222)	(5,283)	(18,246)	(17,708)
Purchases of intangibles	(5,294)	(4,647)	(49,283)	(13,237)
Payments for gTLD applications	—	—	—	(18,202)
Cash paid for acquisitions	(38)	(16,200)	(31,010)	(17,480)
Other	—	—	—	(855)
Net cash used in investing activities	(9,554)	(26,130)	(98,539)	(67,482)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	(145)	—	78,480	—
Repurchases of common stock	(13,336)	(4,913)	(17,064)	(8,869)
Proceeds from exercises of stock options and contributions to ESPP	3,242	1,451	7,599	12,467
Net taxes paid on RSUs vesting and options exercised	(364)	(6,151)	(725)	(9,496)
Other	(168)	(258)	(1,354)	(668)
Net cash provided by (used in) financing activities	(10,771)	(9,871)	66,936	(6,566)

Effect of foreign currency on cash and cash equivalents	(18)	(19)	(49)	(37)

Change in cash and cash equivalents	6,881	(9,983)	53,697	16,898
Cash and cash equivalents, beginning of period	79,154	112,916	32,338	86,035
Cash and cash equivalents, end of period	$86,035	$102,933	$86,035	$102,933

Demand Media, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Revenue ex-TAC:
Content & Media revenue	$53,032	$68,633	$205,450	$246,399
Less: traffic acquisition costs (TAC)	(3,111)	(6,332)	(12,495)	(19,441)
Content & Media Revenue ex-TAC	49,921	62,301	192,955	226,958
Registrar revenue	31,383	34,509	119,416	134,179
Total Revenue ex-TAC	$81,304	$96,810	$312,371	$361,137

Adjusted EBITDA(1):
Net income (loss)	$(6,426)	$4,749	$(18,524)	$6,176
Income tax expense	1,438	1,172	4,177	1,783
Interest and other expense, net	222	183	1,218	691
Depreciation and amortization(2)	21,459	14,494	68,132	60,334
Stock-based compensation	6,754	7,382	28,856	31,368
Acquisition and realignment costs(3)	271	314	2,099	446
gTLD expense(4)	—	1,061	—	2,650
Adjusted EBITDA	$23,718	$29,355	$85,958	$103,448

Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	$27,224	$26,037	$85,349	$90,983
Purchases of property and equipment	(4,222)	(5,283)	(18,246)	(17,708)
Acquisition and realignment cash flows	602	25	1,670	25
gTLD expense cash flows(4)	—	974	—	2,198
Discretionary Free Cash Flow	23,604	21,753	68,773	75,498
Purchases of intangible assets	(5,294)	(4,647)	(49,283)	(13,237)
Free Cash Flow(4)(5)	$18,310	$17,106	$19,490	$62,261

Adjusted Net Income:
GAAP net income (loss)	$(6,426)	$4,749	$(18,524)	$6,176
(a) Stock-based compensation	6,754	7,382	28,856	31,368
(b) Amortization of intangible assets - M&A	2,974	2,572	12,773	10,904
(c) Content intangible assets removed from service(2)	5,898	237	5,898	2,055
(d) Acquisition and realignment costs(3)	271	314	2,099	446
(e) gTLD expense(4)	—	1,061	—	2,650
(f) Income tax effect of items (a) - (e) & application of 38% statutory tax rate to pre-tax income	(2,707)	(5,473)	(9,229)	(19,262)
Adjusted Net Income	$6,764	$10,842	$21,873	$34,337
Non-GAAP Adjusted Net Income per share - diluted	$0.08	$0.12	$0.25	$0.39
Shares used to calculate non-GAAP Adjusted Net Income per share – diluted(6)	86,758	88,444	88,541	87,237
___________________
(1) Effective Q1 2012, the Company began reporting Adjusted EBITDA instead of Adjusted OIBDA. While the dollar value of each measure does not differ, a comparison of the historical reconciliation of both measures is provided in our supplemental financial schedules available on the investor relations section of our corporate website.
(2) In conjunction with its previously announced plans to improve its content creation and distribution platform, the Company elected to remove certain content assets from service, resulting in accelerated amortization expense of $5.9 million in the fourth quarter of 2011 and $1.8 million and $0.2 million in the first and fourth quarter of 2012, respectively.
(3) Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

(4) Comprises formation expenses directly related to the Company's gTLD initiative that did not generate associated revenue in 2012.
(5) In 2012, the Company invested $18.2 million in gTLD applications, which did not impact its recurring Free Cash Flow metric.
(6) Shares used to calculate non-GAAP Adjusted Net Income per share - diluted include the weighted average common stock for the periods presented and all dilutive common stock equivalents at each period. Amounts have been adjusted in 2011 to reflect the revised capital structure following the Company's initial public offering which was completed on January 31, 2011, whereby the Company issued 5,175 shares of common stock and converted certain warrants and all of its previously outstanding convertible preferred stock into 62,155 shares of common stock as if those transactions were consummated on January 1, 2011.

Demand Media, Inc. and Subsidiaries
Unaudited GAAP Revenue, by Revenue Source
(In thousands)

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Content & Media:
Owned and operated websites	$39,172	$48,796	$157,089	$178,511
Network of customer websites	13,860	19,837	48,361	67,888
Total Revenue – Content & Media	53,032	68,633	205,450	246,399
Registrar	31,383	34,509	119,416	134,179
Total Revenue	$84,415	$103,142	$324,866	$380,578

	Three months ended December 31,		Year ended December 31,
	2011	2012	2011	2012
Content & Media:
Owned and operated websites	46%	47%	48%	47%
Network of customer websites	16%	19%	15%	18%
Total Revenue – Content & Media	63%	67%	63%	65%
Registrar	37%	33%	37%	35%
Total Revenue	100%	100%	100%	100%